Jaguar Mining Inc.

Code of Conduct and Ethics Policy

Owner: Office of the Chairman

Policy Number: 3

Version: 1.1

Effective Date: December 30, 2011

Table of contents

Approval and revision history

Approved by		
Version	**Name / Title**	**Date**
1.0	Daniel Titcomb / Chief Executive Officer	11-06-2006
1.0	Board of Director	11-07-2006
1.1	Office of the Chairman	12-30-2011

Code of Conduct and Ethics Policy

1. Purpose

The purpose of the Jaguar Mining Inc. ("Jaguar") Code of Conduct and Ethics ("Code") is to promote and establish guidelines for:
• Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
• Full, fair, accurate, timely and understandable disclosure in reports and documents that Jaguar files with, or submits to any stock exchange on which stock of Jaguar is listed and in other public communications made by Jaguar;
• Compliance with applicable governmental laws, rules and regulations;
• The prompt internal reporting of violations of the Code to appropriate persons of authority within Jaguar; and
• Accountability for adherence to the Code.

2. Applicability/scope

This policy applies to all directors, officers, employees, contractors, consultants, temporary worker, and other workers including personnel affiliated with related parties.

3. Policy requirements

It is the policy that all directors, officers, employees, contractors, consultants, temporary worker, and other workers including personnel affiliated with related parties of Jaguar shall, to the best of their knowledge and ability, adhere to, comply with and advocate the principles set out in this Code governing their professional and ethical conduct in the fulfillment of their responsibilities.

The Code embodies principles to which all officers, employees, contractors, consultants, temporary worker, and other workers including personnel affiliated with related parties are expected to adhere and advocate.

A. Standards of Conduct

All directors, officers, employees, contractors, consultants, temporary worker, and other workers including personnel affiliated with related parties of Jaguar will:

1. Act with honesty, integrity and in the best interests of Jaguar, avoiding actual or apparent conflicts between personal and private interests and the interests of Jaguar, including refraining from receiving improper personal benefits as a result of holding a particular position with Jaguar;

2. Not solicit or accept, for personal or other benefit, business or similar opportunities that conflict with Jaguar's interests (via direct or indirect competition or otherwise) or that could reasonably be expected to otherwise accrue to the benefit of Jaguar;

3. Use corporate assets entrusted to them in a responsible manner and refrain from using corporate information or opportunities for personal gain, and protect corporate assets from loss, theft, misuse and waste;

4. Exercise prudence in incurring and approving business expenses, and work to minimize such expenses to ensure that they are reasonable and serve Jaguar's business interests;

5. Where applicable, provide any applicable stock exchange, Jaguar's stockholders, the investing public and other relevant constituencies with reports and information that is full, fair, accurate, timely and understandable;

6. Endeavor to comply with applicable laws and regulations of domestic and foreign governments, at the local and national level, and government agencies having jurisdiction over Jaguar and with applicable regulations of private or self-regulatory authorities having jurisdiction over Jaguar;

7. Act in good faith, responsibly with due care and diligence and without misrepresentation or omission of material facts and strive to maintain independent judgment in the performance and fulfillment of their duties and responsibilities;

8. Engage in fair dealing with Jaguar's security holders, customers, counterparties, suppliers, competitors and employees;

9. Promote ethical behavior among subordinates and peers at Jaguar and promote fair employment practices and a workplace in which all individuals are treated with dignity and respect;

10. Respect the confidentiality of information acquired or obtained in the course of performance of their responsibilities, never use confidential information for personal advantage, and disclose confidential information of Jaguar or third parties only when such disclosure is legally required or is otherwise authorized;

11. Not influence, coerce, manipulate or mislead any auditor engaged in the performance of an audit for the purpose of rendering the financial statements materially misleading;

12. Comply with other policies and procedures of Jaguar applicable to their positions and employment, including Jaguar's Insider Trading Policy, Corporate Disclosure Policy, Whistleblower Policy, and, to the extent applicable, the other policies and procedures of Jaguar set forth in Jaguar's Employee Handbook;

13. Assist Jaguar in implementing or maintaining, as the case may be, sound environmental, safety, and occupational health management practices and conducting Jaguar's business in accordance with recognized industry standards.

B. Compliance and Reporting

Jaguar expects each director, officer, employee, contractor, consultant and temporary worker to take all reasonable steps to prevent a violation of the Code, to identify and raise potential issues before they lead to problems, and to seek additional guidance when necessary. Any violations of the Code may result in disciplinary action, up to and including termination or removal, as applicable.

It is the duty of each director, officer, employee, contractor, consultant and temporary worker of Jaguar to report violations or suspected violations of the Code promptly to the attention of Jaguar's Office of the Chairman, Chief Financial Officer or to any member of the Audit Committee.

If you have a concern about a questionable accounting or auditing matter and wish to submit the concern confidentially or anonymously, you may do so by forwarding the concerns in a sealed envelope addressed to Jaguar's Office of the Chairman, Chief Financial Officer or any member of the Audit Committee.

Jaguar will handle all inquiries discretely and make every effort to maintain, within the limits allowed by law, the confidentiality of anyone who requests such treatment when requesting guidance or reporting questionable behavior or other matters of concern under the Code. If an individual prefers to make an inquiry or report confidentially, he or she must provide enough information about the incident or situation to allow Jaguar to investigate properly. If an individual raises an issue or concern and he or she does not believe such issue or concern has been addressed, such individual should raise it with another of the contacts listed above.

No action may be taken or threatened against any director, officer, employee, contractor, consultant and temporary worker for asking questions, voicing concerns, or making complaints or suggestions in conformity with the procedures described in this Code, unless the individual acts with willful disregard of the truth.

The Board shall promptly designate appropriate persons (including, if so determined by the Board and/or the Audit Committee) to determine appropriate actions to be taken in the event of violations of the Code by any director, officer, employee, contractor, consultant or temporary worker. In determining what actions are appropriate in a particular case, the Board (or its designee) shall act consistently and take into account relevant information including the nature and severity of the violation, whether the violation was a single occurrence or a series of repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action, and whether or not the director,

officer, employee, contractor, consultant or temporary worker in question had committed other violations in the past.

Any waiver of this Code of Ethics may be made only by Jaguar's Board. Any waiver of the code in a material respect for any director or executive officer of Jaguar must be disclosed in a material change report as may be required under applicable regulations.

If the Board or the Audit Committee believes that standards for compliance with the Code are not objective, or that the process for determining violations is not fair or that the Code is not conducive to prompt and consistent enforcement, or that the protection for persons reporting questionable behavior pursuant to the Code is inadequate (either under the Code or under Jaguar's other policies), the Board shall adopt, or the Audit Committee shall recommend to the Board for adoption appropriate changes to the Code or other Jaguar policies.

It is Jaguar's intention that the Code be Jaguar's written code of business conduct and ethics under National Policy 58-201 complying with the guidelines set forth in Section 3.8 of such national policy.

4. Roles and responsibilities

The Office of the Chairman is the owner of this policy. Management is responsible for ensuring that the Code is consistently accomplished. Employees are responsible for reporting any identified or suspected unauthorized misconduct to Management, Internal Audit or via the Whistleblower program.

5. Exceptions

There are no expected exceptions to this policy. Therefore any exception should be approved by the Board of Directors.

6. Maintenance and review

The continued relevance and effectiveness of this policy will be reviewed every two years and revised as needed.

7. Definitions

(a) Board: refers to the Board of Directors of Jaguar.

8. Links

- Health and Safety policy
- Fraud Management policy
- Insider Trading policy
- Corporate Disclosure policy
- Stock Based Compensation policy
- Related Party policy
- Procurement policy
- Financial Closing and Reporting policy
- Whistleblower policy